Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 4, 2022, with respect to the consolidated financial statements of Akili Interactive Labs, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

October 27, 2022